December 17, 2019

For Release:        Immediately

Refer to:	Mark Taylor; mark.taylor@lilly.com; (317) 276-5795 (Media)
Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Investors)

Lilly Announces 2020 Financial Guidance, Updates 2019 Guidance

•	Lilly expects 2020 to be a strong year of financial and operational performance, characterized by robust top-line growth, margin expansion, continued pipeline progress and solid cash flow.

•
2020 revenue is expected to be between $23.6 billion and $24.1 billion, driven by volume growth from key growth products, including Trulicity, Taltz, Basaglar, Jardiance, Verzenio, Cyramza, Olumiant, Emgality, Baqsimi and Reyvow.

•	Operating margin is expected to be 31 percent on a non-GAAP basis in 2020.

•	Earnings per share (EPS) for 2020 are expected to be in the range of $6.38 to $6.48 on a reported basis and $6.70 to $6.80 on a non-GAAP basis.

•	Meeting its 2020 revenue and operating margin forecasts would allow the company to achieve or exceed the targets it previously communicated for the time period 2015 – 2020.

•	Continued pipeline progress in 2020 will include important data readouts for several investigational medicines, the possibility for two regulatory approvals, and up to three new launches.

•	The company now expects 2019 EPS to be in the range of $8.57 to $8.67 on a reported basis. On a non-GAAP basis, the company has reaffirmed 2019 EPS to be in the range of $5.75 to $5.85.

INDIANAPOLIS, IN - Eli Lilly and Company (NYSE: LLY) today announced its 2020 financial guidance, highlighted by volume-based revenue growth and improving productivity, which are expected to result in operating margin expansion and strong earnings performance. The company also revised certain elements of its 2019 financial guidance and reviewed potential key events for the upcoming year, including important data readouts for several investigational medicines in its clinical pipeline, the possibility for two regulatory approvals, and up to three new launches in 2020.

Josh Smiley, Lilly’s chief financial officer, outlined the company’s near-term growth prospects and provided 2020 financial guidance. “We expect 2020 to be a year of strong operating and financial performance for Lilly, characterized by revenue growth for our key medicines both in the U.S. and in international markets, ongoing productivity initiatives leading to further margin expansion, continued progress in our clinical pipeline of new medicines, and solid cash flow.” said Smiley. “We are confident in our ability to deliver on our 2020 expectations, and thereby achieve or exceed the financial and pipeline commitments we had previously made for the period 2015-2020.”

Commenting on the company’s cash flow expectations, Smiley added, “Our robust financial performance is expected to generate strong cash flow, which we will continue to deploy thoughtfully. Our capital allocation priorities remain unchanged, starting with funding our promising pipeline and our recently launched medicines, then leveraging business development to access additional external innovation opportunities, followed by returning cash to shareholders through our recently-increased dividend and our ongoing share repurchase program.”

“Lilly is in the early phase of an exciting period of prolonged growth for the company, driven by an expanding portfolio of new medicines focused on diabetes, oncology, immunology, and neuroscience,” said David A. Ricks, Lilly’s chairman and chief executive officer. “With an attractive commercial portfolio and limited patent exposure through the latter half of the upcoming decade, we are well positioned to deliver sustainable volume-based revenue growth and drive further operating margin expansion. As we continue to invest in our innovation-based strategy, we are confident in our ability to discover and develop important new medicines for patients.”

2019 Financial Guidance
The company has updated certain elements of its 2019 financial guidance. On a reported basis, earnings per share for 2019 are now expected to be in the range of $8.57 to $8.67. The decrease in expected earnings per share on a reported basis is due to a net charge related to the repurchase of debt, and additional asset impairment, restructuring, and other special charges related to global cost reduction initiatives, largely offset by a gain on the sale of the company’s antibiotics business in China. On a non-GAAP basis, earnings per share for 2019 are still expected to be in the range of $5.75 to $5.85.

	2019 Expectations	% Change from 2018
Earnings per share (reported)	$8.57 to $8.67	NM
Discontinued operations	(3.930)
Earnings per share from continuing operations (reported)	$4.64 to $4.74	52% to 55%
Asset impairment, restructuring and other special charges	.58
Amortization of intangible assets	.18
Lartruvo charges	.14
Acquired in-process research and development	.21
Gain on sale of China antibiotics business	(.27)
Net charge related to repurchase of debt	.21
Impact of reduced shares outstanding for non-GAAP reporting	.07
Earnings per share (non-GAAP)	$5.75 to $5.85	6% to 8%
NM – not meaningful; Numbers may not add due to rounding

The following table summarizes the company’s 2019 financial guidance:

2019 Guidance
	Prior	Updated
Revenue	$22.0 to $22.5 billion	Unchanged

Gross Margin % of Revenue (reported)	Approx. 79%	Unchanged
Gross Margin % of Revenue (non-GAAP)	Approx. 80%	Unchanged

Marketing, Selling & Administrative	$5.9 to $6.1 billion	Unchanged

Research & Development	$5.5 to $5.7 billion	Unchanged

Other Income/(Expense) (reported)	$(100) to $50 million	$(35) to $115 million
Other Income/(Expense) (non-GAAP)	$(100) to $50 million	Unchanged

Tax Rate (reported)	13.0% to 14.0%	Unchanged
Tax Rate (non-GAAP)	12.0% to 13.0%	Unchanged

Earnings per share (reported)	$8.59 to $8.69	$8.57 to $8.67
Earnings per share (non-GAAP)	$5.75 to $5.85	Unchanged

Non-GAAP guidance reflects adjustments presented in the earnings per share table above.

2020 Financial Guidance
The company today issued its 2020 financial guidance. Earnings per share for 2020 are expected to be in the range of $6.38 to $6.48 on a reported basis and $6.70 to $6.80 on a non-GAAP basis. Non-GAAP earnings per share for 2020 exclude amortization of intangible assets.

2020 Expectations
Earnings per share (reported)	$6.38 to $6.48
Amortization of intangible assets	.32
Earnings per share (non-GAAP)	$6.70 to $6.80
Numbers may not add due to rounding

The company anticipates 2020 revenue between $23.6 billion and $24.1 billion. Meeting its 2020 revenue forecast would allow the company to achieve or exceed the 7 percent revenue CAGR target it previously communicated for the time period 2015 – 2020. Revenue growth is expected to be driven by volume from key growth products including Trulicity®, Taltz®, Basaglar®, Jardiance®, Verzenio®, Cyramza®, Olumiant®, Emgality®, BaqsimiTM, and the expected launch of ReyvowTM. Revenue growth could also benefit from the potential launch of other new medicines. Revenue growth is expected to be partially offset by lower revenue for products that have lost patent exclusivity, including the expected entry of generic competition for Forteo® in the U.S. Revenue growth is also expected to be partially offset by a low-single digit net price decline in the U.S. driven primarily by rebates and legislated increases to Medicare Part D cost sharing, patient affordability programs, and net price declines in China, Japan and Europe.

Gross margin as a percent of revenue rate is expected to be approximately 79 percent on a reported basis, and approximately 81 percent on a non-GAAP basis.

Marketing, selling and administrative expenses are expected to be in the range of $6.1 billion to $6.3 billion. Research and development expenses are expected to be in the range of $5.6 billion to $5.9 billion.

Operating margin, defined as operating income as a percent of revenue, is expected to be 31 percent on a non-GAAP basis in 2020.

Other income (expense) is expected to be expense in the range of $100 million and $250 million.

The 2020 effective tax rate is expected to be approximately 15 percent on both a reported basis and on a non-GAAP basis.

The following table summarizes the company’s 2020 financial guidance.

2020 Guidance
Revenue	$23.6 to $24.1 billion

Gross Margin % of Revenue (reported)	Approx. 79%
Gross Margin % of Revenue (non-GAAP)	Approx. 81%

Marketing, Selling & Administrative	$6.1 to $6.3 billion

Research & Development	$5.6 to $5.9 billion

Other Income/(Expense)	$(250) to $(100) million

Tax Rate	Approx. 15%

Earnings per share (reported)	$6.38 to $6.48
Earnings per share (non-GAAP)	$6.70 to $6.80

Operating Income % of Revenue (non-GAAP)	31%
Non-GAAP guidance reflects adjustments presented in the earnings per share table above.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the 2020 financial guidance conference call through a link on Lilly’s website at www.lilly.com. The conference call will begin at 9:00 a.m. Eastern time (ET) today and will be available for replay via the website.

About Eli Lilly and Company
Lilly is a global healthcare leader that unites caring with discovery to create medicines that make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward- looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target”, “anticipate” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees that pipeline products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products and our pipeline; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of actions of governmental and private payers affecting the pricing of, reimbursement for, and access to pharmaceuticals; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving past, current or future products; unauthorized disclosure, misappropriation, or compromise of trade secrets or other confidential data stored in the company’s information systems, networks and facilities, or those of third parties with which the company shares its data; changes in tax law and regulations, including the impact of U.S. tax reform legislation enacted in December 2017 and related guidance; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the Securities and Exchange Commission (SEC); acquisitions and business development transactions and related integration costs; information technology system inadequacies or operating failures; reliance on third-party relationships and outsourcing arrangements; and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and 10-Q filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.
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Baqsimi™ (glucagon, Lilly)
Basaglar® (insulin glargine injection, Lilly)
Cyramza® (ramucirumab, Lilly)
Emgality® (galcanezumab-gnlm, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Olumiant® (baricitinib, Lilly)
REYVOW™ (lasmiditan, Lilly)
Taltz® (ixekizumab, Lilly)
Trulicity® (dulaglutide, Lilly)
Verzenio® (abemaciclib, Lilly)